EXHIBIT 6.10

SUBLEASE AGREEMENT

        THIS SUBLEASE AGREEMENT is made this 1st day of February, 2000, by and between GARVEY, SCHUBERT & BARER, a Partnership of Professional Services Corporations ("Sublessor"), and CONVERGENT TECHNOLOGY CAPITAL, L.L.C. ("Sublessee").

RECITALS

        A.    Sublessor is leasing office space on the 18th floor (the "GS&B Office") of the Second & Seneca Building (the "Building") located at 1911 Second Avenue, Seattle, Washington, form Second & Seneca Limited Partnership, a Washington Limited Partnership (herein "Primary Landlord"), pursuant to the terms of a certain Lease Agreement, dated August 14, 1992 (the "Underlying Lease").

        B.    Sublessee desires to lease from Sublessor the offices outlined in red on the floor plan attached hereto as Attachment A (the "Premises").

AGREEMENT

        It is therefore agreed as follows:

        1    Sublease.    Sublessor hereby subleases to Sublessee, and Sublessee hereby subleases from Sublessor the Premises on the terms and conditions provided in this Sublease.

        2.    Term.    The term of this Sublease shall commence on February 1, 2000, and shall extend until April 30, 2000, unless earlier terminated by either party upon 30 days written notice to the other party.

        3.    Rent.    Sublessee shall pay Sublessor as rent for the Premises the sum of $2,000.00 per month. Rent shall be paid in advance on or before the first day of each month.

        4.    Additional Charges for Office Support Services Provided by Sublessor.    In addition to the monthly rent, Sublessee shall pay, on or before the seventh day after receiving a bill therefor from Sublessor, all fees for office support services provided to Sublessee by Sublessor. A list of the fees for such services, which fees are in effect on the date this Sublease is executed, is attached hereto as Attachment B. The office support services referred to in this Agreement are:

          4.1    Word Processing.    Sublessee shall pay a fee per hour for word processing services provided by Sublessor.

          4.2    Copy Services.    Sublessee shall pay a fee per copy for copies made on Sublessor's copy machines.

        5.    Parking.    Sublessor shall not provide parking for Sublessee.

        6.    Sublessee's Access to Common Areas.    The term "Common Areas" means those portions of the GS&B Office which are designed by Sublessor for the general use and convenience of Sublessee and any other Sublessees. Common Areas currently designated by Sublessor include the library, reception area, kitchen, and coffee areas. Sublessor shall allow Sublessee reasonable nonexclusive access to the Common Areas. Sublessor may establish and enforce rules for the operation and use of the Common Areas.

        7.    Access to Building.    Sublessor shall obtain for Sublessee an access card to allow Sublessee to enter the Building at any time. Sublessee shall return the card to Sublessor upon termination of this Sublease.

        8.    Indemnity.    Sublessee agrees to indemnify and hold Sublessor harmless from and against any liability, claims, causes of action, damages, and costs (including but not limited to attorneys fees) which result from (a) any injury or damage to any person or property occurring in or about the Building or the GS&B Office of (b) any claim asserted against (Sublessor or its attorneys, agents and employees, if such injury, damage, or claim is caused in whole or in part by any act or omission of Sublessee, its agents, employees, licensees or invitees. The provisions of this Paragraph 8 shall survive the expiration or termination of this Sublease with respect to any act or omission occurring prior to such expiration or termination.

        9.    Use of the Premises.    Sublessee shall use the Premises only in such a manner as will maintain the professional atmosphere of the GS&B Office. Sublessee shall not make any representations or lead any person to believe that Sublessee is an employee, agent or is otherwise affiliated with Sublessor and any letterhead or other publications of Sublessee shall not include any reference to Sublessor unless said reference has been first approved in writing by Sublessor. Sublessee shall conduct its business and control its agents, employees and invitees in such a manner as not to obstruct or interfere with the rights of the attorneys and employees of Sublessor or other occupants of the Building. Sublessee shall not use or allow to be used the GS&B Office, Premises, Common Areas or any portion of the Building for any improper, unlawful or objectionable purpose, or in such a manner as will increase Sublessor's insurance premiums, nor shall Sublessee cause or permit any nuisance in, or about the GS&B Office Premises, the Common Areas or the Building.

        10.    Care of the Premises.    Sublessee shall take good care of the Premises, and shall not commit, or allow any of its agents, employees or invitees to commit, any waste, damage or injury to the GS&B Office, the Premises, the Common Areas, or the Building. Sublessee shall not make any alterations or modifications to the Premises, including without limitation, any painting or affixing pictures on the wall without the prior consent of Sublessor and the Primary Landlord.

        11.    Assignment.    Sublessee may not assign, transfer, encumber or sublet this Sublease or any right hereunder without Sublessor's prior written consent, which consent Sublessor may withhold for any reason

        12.    Default.    The occurrence of any of the following shall be an event of default:

          12.1    Sublessee's failure to pay any rent when due.

          12.2    Sublessee's failure to pay when due any additional fee for office support services provided to Sublessee.

          12.3    Sublessee's failure to perform any other obligation of this Sublease if such failure is not cured within 15 days after notice of such default has been given to Sublessee by Sublessor.

          12.4    Sublessee's continued breach of any term or condition of the Underlying Lease after Sublessee has been notified by Sublessor of said term or condition.

        13.    Remedies on Default.    Upon default, Sublessor shall have any or all of the following remedies, in addition to all other rights and remedies now or hereafter available at law or equity:

          13.1    Sublessor may terminate this Sublease by written notice to Sublessee. Any such termination by Sublessor shall not release Sublessee from the obligations contained herein, including the obligation to pay rent.

          13.2    Sublessor shall be entitled to recover damages from Sublessee, including, but not limited to:

            13.2.1    The balance of rent due under this Sublease for the remainder of the term of this Sublease; and

            13.2.2    If Sublessor relets the Premises, the reasonable cost of re-entering the reletting, including but not limited to the cost of the cleanup, refurbishing, removal of Sublessee's property and fixtures, and any other resulting expenses, together with any loss of rent suffered by Sublessor over the balance of the term of this Sublease following the default.

          13.3    Sublessee shall pay interest on all amounts in default at the rate of 18% per annum from the date of default until the amount in default is paid.

          13.4    These remedies, in addition to any other remedy available to Sublessor under applicable law, shall be cumulative. Pursuit by Sublessor of any remedy shall not be deemed to constitute an election of remedies.

        14.    Vacation of the Premises.    Upon termination of this Sublease, Sublessee shall vacate the Premises, remove any and all movable property of Sublessee, and perform any cleanup alterations or other work required to leave the Premises in good condition, ordinary wear and tear excepted, and shall deliver all keys and building card to Sublessor. Sublessee shall arrange with Sublessor to vacate the Premises at a time mutually convenient to Sublessee and Sublessor. Any of Sublessee's property which is not removed upon termination of this Sublease shall be deemed abandoned by the Sublessee, and shall become the property of Sublessor to be disposed of as Sublessor sees fit, without accounting or payment to Sublessee. Sublessee hereby waives all claims against Sublessor for any damage resulting from Sublessor's retention or disposition of any such property. Sublessee shall be liable to Sublessor for all costs of removing, storing and disposing of Sublessee's property, whether or not such property is deemed abandoned under this Paragraph 14.

        15.    Time of the Essence.    Time is hereby expressly agreed to be of the essence in this agreement.

        16.    Notice.    All notices and other communications between the parties shall be in writing and sent to Sublessor at:

    Garvey, Schubert & Barer
    18th Floor, Second & Seneca Building
    1191 Second Avenue
    Seattle, Washington 98101-2939
    Attn.: Gregory R. Dallaire

and to Sublessee at the Premises.

        Except as otherwise provided herein, all notices, communications and payments shall be deemed to have been duly given or made when delivered in person or enclosed in a properly sealed envelope, addressed as specified herein, and properly deposited in the United States Mail, with proper postage prepaid.

        17.    Non-Waiver.    No delay or omission of either party in the exercise of any remedy of either party on any default by the other party shall impair such remedy or be construed as a waiver of any default. Any waiver by Sublessor must be in writing and shall not be a waiver of any other default concerning the same or any other provision of this agreement.

        18.    Attorneys Fees.    If any action or arbitration is instituted to enforce any of the terms of this agreement, the prevailing party shall be entitled to recover from the other party such sum as the court or arbitrator may adjudge reasonable as attorneys fees at trial or on appeal of such action or arbitration, in addition to all other sums provided by law.

SUBLESSOR:		SUBLESSEE:

GARVEY, SCHUBERT & BARER, a partnership of professional corporations		CONVERGENT TECHNOLOGY CAPITAL, L.L.C.

By	/s/ GREGORY R. DALLAIRE Gregory R. Dallaire	By	/s/ MICHAEL SHERRY Michael Sherry

STATE OF WASHINGTON	)
)ss:
COUNTY OF KING	)

        On this 31 day of January, 2000, before me personally appeared Gregory R. Dallaire, to me known to be the Managing Director of the partnership that executed the within and foregoing instrument, and acknowledged said instrument to be the free and voluntary act and deed of said partnership, for the uses and purposes therein mentioned, and on oath stated that he/she was authorized to execute said instrument on behalf of said partnership.

        IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal the day and year first above written.

[SEAL]	/s/ CAROL A. ALBERTHAL Name of notary: Carol A. Alberthal Notary Public for King County Commission expires: 7/7/01
STATE OF WASHINGTON	)
)ss:
COUNTY OF KING	)

        On this day personally appeared before me Michael Sherry, to me known to be the President of CONVERGENT TECHNOLOGY CAPITAL, L.L.C., described in and who executed the within and foregoing instrument, and acknowledged that he signed the same as his free and voluntary act and deed, for the uses and purposes therein mentioned. Given under my hand and official seal this 31 day of January, 2000.

[SEAL]	/s/ CAROL A. ALBERTHAL Name of notary: Carol A. Alberthal Notary Public for King County Commission expires: 7/7/01

LEASE AMENDMENT

        This Amendment, dated as of September 11, 2000, is made by and between Garvey, Schubert & Barer, a partnership of professional corporations ("Sublessor") and Convergent Technology Capital, LLC ("Sublessee").

RECITALS

        A.    Sublessor and Sublessee have entered into a certain Sublease Agreement, dated February 1, 2000 (herein, the "Sublease").

        B.    Sublessor and Sublessee desire to amend the Sublease on the terms stated herein.

AGREEMENT

        It is therefore agreed as follows:

        1.    Premises.    The Premises shall be expanded to encompass approximately 72 square feet of space on the 14th floor of the Second & Seneca Building currently occupied and leased by Sublessor, such space to be designated from time to time by Sublessor.

        2.    Rent.    The rent due under the Sublease shall increase by $180 a month to a total of $2,180.

        3.    Effective Date.    The effective date of the expansion of the Premises and increased rental obligation due on account thereof is September 5, 2000. In addition to the October rent of $2,180 due on October 1, 2000, Sublessee shall pay $156 for the September prorated rent for the expansion space.

SUBLESSOR:
Garvey, Schubert & Barer
By	/s/ JOHN K. HOERSTER John K. Hoerster
SUBLESSEE:
Convergent Technology Capital, LLC.
By	/s/ MICHAEL SHERRY Michael Sherry

SECOND SUBLEASE AMENDMENT

        This Amendment, dated as of February 5, 2001, is made by and between Garvey, Schubert & Barer, a partnership of professional corporations ("Sublessor") and Convergent Technology Capital, LLC ("Sublessee").

RECITALS

        A.    Sublessor and Sublessee have entered into a certain Sublease Agreement, dated February 1, 2000, as amended by a Lease Amendment, dated September 11, 2000 (collectively herein, the "Sublease").

        B.    Sublessor and Sublessee desire to amend the Sublease on the terms stated herein. Terms defined in the Sublease shall have the same meaning herein.

AGREEMENT

        It is therefore agreed as follows:

        1.    Premises.    Sublessee desires to sublease from Sublessor 1,962.45 square feet of space located on the 16th floor as depicted in the floor plan attached hereto as Exhibit A (herein, the 16th Floor Space").

        2.    Tenant Improvements.    Upon the execution of this Amendment, Sublessor, at Sublessor's sole cost, shall build out the space consistent with Exhibit A (exclusive of any furniture, file cabinets and plants depicted thereon).

        3.    Vacation of Existing Space.    Upon substantial completion of the build-out, Sublessee shall vacate the space currently occupied by Sublessee on the 18th and 14th floor and move into the 16th Floor Space, at which time the 16th Floor Space shall be the Premises of Sublessee. Sublessor and its employees shall have the right of access through the 16th Floor Space.

        4.    Reimbursement of Rent.    Upon substantial completion of the build-out, the rent payable by Sublessee under the Sublease shall increase to an annual rent for the 16th Floor Space paid by Sublessor of $22.00 a square foot, together with reimbursement of operating costs of $3.20, or a monthly rent of $4,121.15, payable on the first day of each month during the term hereof. The increase in rent shall be prorated based on the number of days remaining in the month after substantial completion of the build-out. Sublessee shall continue to pay any additional charges described in Section 4 of the Sublease.

        5.    Reimbursement of Tenant Improvement Costs.    In addition to the payment of rent described in paragraph 4 above, Sublessee shall reimburse Sublessor for tenant improvement costs by paying Sublessor on the first day of each month during the term hereof, a sum of $2,256.81.

        6.    Term.    The term of the Sublease shall be extended until December 15, 2002, provided however that in the event Sublessor decides to vacate all the space leased by Sublessor pursuant to the Underlying Lease, this Sublease shall terminate upon 60 days written notice to the Sublessee.

        7.    Full Force and Effect.    The Sublease shall continue in full force and effect and Sublessee shall continue to enjoy the rights and benefits thereunder, including occasional access to Sublessor's conference rooms (to the extent the same are unreserved), phone service through Sublessor's switchboards (subject to billing for long distance) and internet access. This Amendment, together with the Sublease, shall constitute the complete agreement of the parties and shall supercede all prior agreements and understandings.

SUBLESSOR:
Garvey, Schubert & Barer
By	/s/ JOHN K. HOERSTER
SUBLESSEE:
Convergent Technology Capital, LLC.
By	/s/ MICHAEL SHERRY Michael Sherry

THIRD SUBLEASE AMENDMENT

        This Amendment, dated as of October 1, 2001, is made by and between Garvey, Schubert & Barer, a partnership of professional corporations ("Sublessor") and Convergent Technology Group, Inc. ("Sublessee").

RECITALS

        A.    Sublessor and Sublessee have entered into a certain Sublease Agreement, dated February 1, 2000, as amended by a Lease Amendment, dated September 11, 2000 and a Second Sublease Amendment, dated February 5, 2001 (collectively herein, the "Sublease").

        B.    Sublessor and Sublessee desire to amend the Sublease on the terms stated herein. Terms defined in the Sublease shall have the same meaning herein.

AGREEMENT

        It is therefore agreed as follows:

        1.    Premises. The Premises shall, as of October 1, 2001, be expanded such that it consists of (a) the "16th Floor Space" as defined in the Second Sublease Amendment and (b) the office directly north of the lunch room on the 17th floor of the building, together with the two secretarial stations across hallway from such office. The additional area described in subparagraph (b) above (the "17th Floor Space") totals 403 square feet of space.

        2.    Tenant Improvements. No tenant improvements shall be provided to Sublessee for the 17th Floor Space and Sublessee shall take such space "As-Is".

        3.    Rent. The monthly rent for the 17th Floor Space shall equal $1,309.75. The aggregate rent for the 17th Floor Space, together with the rent and reimbursement for tenant improvement costs for the 16th Floor Space, equals $7,687.71, which amount shall be paid as of the first day of each month, commencing October 1, 2001.

        4.    Other Terms and Conditions. All other provisions of the Sublease shall apply to the 17th Floor Space, including the term of the sublease.

SUBLESSOR:
Garvey, Schubert & Barer
By	/s/ GREGORY R. DALLAIRE
SUBLESSEE:
Convergent Technology Group, Inc.
By	/s/ MICHAEL SHERRY